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					 UNITED STATES
			  SECURITIES AND EXCHANGE COMMISSION
				   Washington, D.C. 20549

				       SCHEDULE 13G

			Under the Securities Exchange Act of 1934
					(Amendment No. 1)

				     Virage Logic Corp.
				      (Name of Issuer)

					 Common Shares
			    (Title of Class of Securities)

					   92763R104
				       (CUSIP Number)

					December 31, 2004
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/_X_/	Rule 13d-1(b)
/___/	Rule 13d-1(c)
/___/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (02-02)			Page 1 of 10

CUSIP No. 92763R104				13G				Page 2 of 10

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
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2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

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4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
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	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-1,003,160-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-1,003,160-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,003,160-
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10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	4.6%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
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CUSIP No. 92763R104				13G				Page 3 of 10

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-1,003,160-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-1,003,160-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,003,160-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	4.6%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN, IA
----------------------------------------------------------------

CUSIP No. 92763R104				13G				Page 4 of 10

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	G. Randall Hecht
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-1,003,160-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-1,003,160-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,003,160-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	4.6%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	HC, IN
----------------------------------------------------------------

CUSIP No. 92763R104				13G				Page 5 of 10

ITEM 1.

     (a)  The name of the issuer is Virage Logic Corp. (the "Issuer").

     (b)  The principal executive office of the Issuer is located at:
47100 Bayside Parkway, Fremont, CA  94538.


ITEM 2.

     (a-c) See Annex I for information on the persons filing this statement (collectively, the "Filers")

     (d) This statement relates to shares of common stock of the Issuer (the "Stock").

     (e)  The CUSIP number of the Stock is 92763R104.

CUSIP No. 92763R104				13G			Page 6 of 10

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
78c).

	(c)	___	Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c).

	(d)	___	Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	_X*_	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).	*RS Investment Management, L.P. is a registered
			investment adviser.

	(f)	___	An employee benefit plan or endowment fund in accordance
with 240.13d-1(b)(1)(ii)(F).

	(g)	_X*_	A parent holding company or control person in accordance
with 240.13d-1(b)(1)(ii)(G).
			*RS Investment Management Co. LLC is the general partner of RS Investment Management, L.P. G. Randall
			Hecht is a control person of RS Investment Management
			Co. LLC and RS Investment Management, L.P.

	(h)	___	A savings association as defined in section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition of an
investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	___	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

CUSIP No. 92763R104				13G			Page 7 of 10

ITEM 4.  OWNERSHIP

See Items 5-9 and 11 on the cover page for each Filer.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /_X_/.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

RS Investment Management Co. LLC is the parent company of registered investment advisers whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. No individual client's holdings of the Stock are more than five percent of the outstanding Stock.

RS Investment Management, L.P. is a registered investment adviser and the managing member of registered investment advisers.
RS Investment Management Co. LLC is the General Partner of RS
Investment Management, L.P. G. Randall Hecht is a control person of RS Investment Management Co. LLC and RS Investment
Management, L.P.

CUSIP No. 92763R104				13G			Page 8 of 10

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2005

RS INVESTMENT MANAGEMENT CO. LLC

By:   __________________________
	Terry R. Otton
	Chief Operating Officer

RS INVESTMENT MANAGEMENT, L.P.

By:   __________________________
	Terry R. Otton
	Chief Operating Officer

GEORGE R. HECHT

__________________________
George R. Hecht

CUSIP No. 92763R104				13G			Page 9 of 10

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:  February 14, 2005

RS INVESTMENT MANAGEMENT CO. LLC

By:   __________________________
	Terry R. Otton
	Chief Operating Officer

RS INVESTMENT MANAGEMENT, L.P.

By:   __________________________
	Terry R. Otton
	Chief Operating Officer

GEORGE R. HECHT

__________________________
George R. Hecht

CUSIP No. 92763R104				13G			Page 10 of 10

Annex I

The filers are:

I.	(a)	RS Investment Management Co. LLC, is a Delaware Limited Liability
     Company.
(b) holding company

II.	(a)	RS Investment Management, L.P. is a California Limited
Partnership.
	(b)	registered investment adviser

III.	(a)	G. Randall Hecht is a control person of RS Investment Management
Co. LLC and RS Investment Management, L.P.
	(b)	individual